Exhibit 99.1

Trex Company Announces New Multi-Year Capital Expenditure Program to Support Expanding Product Demand

WINCHESTER, Va.--(BUSINESS WIRE)--June 6, 2019--Trex Company, Inc. (NYSE:TREX), the world’s number one brand of decking and railing and leader in high-performance, low-maintenance outdoor living products, and a leading national provider of custom-engineered railing and staging systems, announced a new capital expenditure program to increase production capacity at its Winchester, VA, and Fernley, NV, facilities.

The Company’s new multi-year capital expenditure program is projected at approximately $200 million between now and 2021, and involves the construction of a new decking facility at the existing Virginia site and the installation of additional production lines at the Nevada site. The additional production lines in Nevada will come online beginning in the third quarter of 2019. Additional lines will also be installed by the end of the second quarter of 2020. The Virginia capacity will begin to come online in the first quarter of 2021. The investment will allow Trex to increase production output for future projected growth related to its strategy of converting wood demand to Trex composite decking. The Company expects to fund the capital expenditures primarily from operating cash flows.

Management noted that demand for its newly launched Enhance Basics and Naturals decking and its legacy flagship decking product Transcend continues to be robust, and reaffirmed its commitment to dedicate significant resources to increasing production throughput at its existing manufacturing facilities. Current production rates at both the Virginia and Nevada facilities have attained planned levels, and operating efficiency improvements are underway and are consistent with the Company’s comments shared in its first quarter 2019 earnings announcement in late April.

Trex President and CEO James E. Cline noted, “Demand trends indicate the conversion from wood has accelerated at a faster pace than expected with our recent introduction of the Enhance decking products. This has required that we accelerate our planned capacity expansion by one year. We appreciate the brand loyalty of our customers and we are making the requisite investments to ensure the quality and availability of the entire portfolio of Trex decking and railing products. When completed these investments will increase our capacity by approximately 70%.”

As a result of the new capital expenditure program, the Company has revised its capital expenditure guidance for 2019 to $75 million - $80 million.

About Trex Company

Trex Company is the world’s largest manufacturer of high-performance wood-alternative decking and railing, with more than 25 years of product experience. Stocked in more than 6,700 retail locations worldwide, Trex outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. Also, Trex is a leading national provider of custom-engineered railing and staging systems for the commercial and multi-family market, including performing arts venues and sports stadiums. For more information, visit trex.com.

CONTACT:
Bryan Fairbanks
Exec. Vice President and CFO
540-542-6300

Lynn Morgen/Viktoriia Nakhla
AdvisIRy Partners
212-750-5800